Exhibit 10.39

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed effective as provided above.

WITNESS\ATTEST:		SINCLAIR BROADCAST GROUP, INC.

/s/ Jacqueline Pletcher		By:	/s/ David B. Amy

Print Name:	Jacqueline Pletcher	Print Name:	David B. Amy

		Print Title:	EVP and CFO

AMENDMENT
TO THE
1996 LONG-TERM INCENTIVE PLAN
OF
SINCLAIR BROADCAST GROUP, INC.

Sinclair Broadcast Group, Inc. (the "Company") wishes to (1) confirm an amendment to the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the "Plan") to reflect the action taken by the Compensation Committee of the Company's Board in 2010 that eliminated the annual limitation on the number of shares of Common Stock or units underlying Awards (other than Awards of Options or SARs), (2) amends the terms of the Plan to reflect compliance with the applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended (the "Code") with respect to certain Awards subject to Code section 409A that may in the future be granted under the Plan, and (3) confirm that the requirements for the exclusion from coverage under Code section 409A of Awards that have heretofore been granted under the Plan (and that may hereafter be granted) have been and will continue to be satisfied.

Accordingly, (1) effective as of March 12, 2010, the Plan was amended to remove from the Plan the annual award limitation of twenty thousand (20,000) shares, and (2) effective as of January 1, 2005, the effective date of the application to the Plan of Code section 409A (the "Effective Date"), the Plan is amended to remove certain provisions over which the Company has never exercised its discretion (i.e., to which Awards granted under the Plan were never made subject), to conform the Plan's governing document to the manner in which the Plan has been operated since the Effective Date and to clarify what has been the intent of the Plan, as follows:

1. The definition of "Award Agreement" under Section 2 of the Plan shall be amended to add the following sentences thereto:

> "The Award Agreement applicable to any Option, SAR or Restricted Stock granted hereunder shall include terms and conditions which ensure that such Award qualifies as a stock right exempt from Code section 409A. The Award Agreement applicable to any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder shall include terms and conditions which either ensure compliance with the requirements of Code section 409A or ensure exemption from Code section 409A (for example, by being payable in full within two and one-half (2 ½) months after the year in which such Award becomes vested, in accordance with the 'short-term deferral' exception to Code section 409A)."

2. The definition of "Restricted Stock" under Section 2 of the Plan shall be amended in its entirely to read as follows:

"'Restricted Stock' means any Common Stock that is restricted and subject to a substantial risk of forfeiture, within the meaning of Code section 83."

3. The definition of "SAR" under Section 2 of the Plan shall be amended in its entirely to read as follows:

"'SAR' means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over the Fair Market Value of such shares on the date of grant."

4. Section 5(b) of the Plan is amended to add the following thereto:

"Notwithstanding the foregoing or anything herein (or in any Award Agreement) to the contrary, the Committee may not exercise its discretion in a manner which would result in any Option, SAR, or Restricted Stock granted hereunder constituting a 'deferral of compensation,' within the meaning of Code section 409A, or which would result in any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder failing to comply with the requirements of Code section 409A or with the 'short-term deferral' exception to 409A, such as by permitting the payment of an Award that is subject to Code section 409A to be impermissibly accelerated or postponed, or by adding a deferral feature to an Award that would otherwise be exempt from Code section 409A. By way of example (but not to limit the foregoing), the exercisability of an Option or SAR may not be extended to a date which is any later than the earlier of the original maximum term of the Award as provided herein or the tenth (10th) anniversary of the date of the Award, unless such extension would not constitute a 'modification,' within the meaning of the Treasury regulations under Code section 409A."

5. The third sentence of Section 7(a)(i) of the Plan shall be removed in its entirety, and the second sentence of Section 7(a)(i) shall be amended in its entirety to read as follows:

"The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market value of the Common Stock on the date of grant."

6. Section 7(b)(ii) of the Plan shall be removed in its entirety, and in connection therewith, Section 7(b)(iii) shall be redesignated as Section 7(b)(ii).

7. Section 8(b) of the Plan shall be removed in its entirety, and in connection therewith, Section 8(c) and Section 8(d) shall be redesignated as Section 8(b) and Section 8(c), respectively.

8. The first sentence of Section 8(b) (formerly Section 8(c)) of the Plan is amended to read as follows:

"Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish, provided that, in the case of Options and SARs, such rights are not contingent, directly or indirectly, upon the exercise of the Options or SARs."

9. A new Section 8(d) shall be added to the Plan to read as follows:

"(d) *Awards Subject to Code Section 409A.* Notwithstanding anything herein to the contrary, the form and time of payment of any Cash Award, Performance Award or Stock Award (other than Restricted Stock) granted hereunder that does not satisfy the 'short-term deferral' exception to Code section 409A shall be irrevocably established by the Committee prior to the commencement of the period during which the services giving rise to the Award are performed. If an event rather than a date is established as the time of payment, such event must constitute a permissible payment event, within the meaning of Code section 409A. By way of example (but not to limit the foregoing), if an Award described in this Section 8(d) is to be paid (or commence to be paid) upon an employee's termination of employment, the applicable Award Agreement must define termination of employment so that it satisfies Code section 409A's definition of 'separation from service.' Payments of Awards described in this Section 8(d) (less applicable withholdings) shall be made when so established, provided that, to ensure Code section 409A compliance, in no event may a payment be made any later than the later of the last day of the calendar year in which the payment date or event occurs, or the fifteenth (15th) day of the third (3rd) calendar month following the payment date or event."

10. A new Section 13(c) shall be added to the Plan to read as follows:

"(c) The foregoing notwithstanding, (i) any such adjustments under this Section 13 to Awards that are considered 'deferred compensation' within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A; (ii) any such adjustments to Awards that are not considered 'deferred compensation' subject to Code section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code section 409A or comply with the requirements of Code section 409A; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code section 409A to be subject thereto."